Astoria Financial Corporation Hires Multi-family/Commercial Real Estate Lending Team

LAKE SUCCESS, N.Y., Feb. 16, 2011 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) (the "Company"), announced today that Astoria Federal Savings, its wholly owned subsidiary, has hired the multi-family/commercial real estate lending team formerly with Sovereign Bank and its predecessor Independence Community Bank, Brooklyn, New York.  Gary M. Honstedt, who will serve as Senior Vice President and Director of Multi-family/Commercial Real Estate Lending, will lead a team of six seasoned multi-family/commercial real estate executives, who will spearhead the Company's re-entry into multi-family lending in the New York metropolitan area.

A graduate of Hawthorne College, Mr. Honstedt was formerly President of the National Commercial Real Estate Division of Sovereign Bank and Executive Vice President of Independence Community Bank.  He has more than 30 years of expertise in multi-family/commercial real estate lending and is a former member of the Board of Directors of Meridian Capital Corporation and the Montague Street Business Improvement District.

Commenting on Mr. Honstedt's appointment, George L. Engelke, Jr., Chairman and Chief Executive Officer of both the Company and Astoria Federal said, "I am very pleased that Gary will be joining the Astoria Federal team to facilitate the resumption of multi-family lending this year."  Monte N. Redman, President and Chief Operating Officer of the Company and Astoria Federal noted, "The extensive real estate and lending experience Gary and his team brings will enable us to build upon our already solid multi-family/commercial real estate portfolio in a relatively quick fashion."

Astoria Financial Corporation, with assets of $18.1 billion, is the holding company for Astoria Federal Savings and Loan Association.  Established in 1888, Astoria Federal, with deposits in New York totaling $11.6 billion, is the largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 85 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com.  Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states.  Astoria Federal originates mortgage loans through its banking and loan production offices in New York, an extensive broker network covering sixteen states, primarily along the East Coast, and the District of Columbia, and through correspondent relationships covering seventeen states and the District of Columbia.

CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, +1-516-327-7877, ir@astoriafederal.com